EXHIBIT 10.1

AGREEMENT made and entered into this day of , in the year 20___ by and between the City of New York, acting through its Department of Information Technology and Telecommunications, having offices at 11 MetroTech Center, Brooklyn, New York 11201, and Plangraphics, Inc. located at 112 East Main Street, Frankfort, Ky, 40601. (hereinafter referred to as "Contractor").


                                   WITNESSETH:
                                   -----------


WHEREAS, Geographic Information Systems (GIS) are understood to be an essential means by which the City can organize and represent its data and develop useful applications that enhance City operations and improve the quality of life for City residents and workers;

WHEREAS, GIS has been found to enable public safety agencies such as the Police Department, Fire Department and the Department of Emergency Management to organize their operations and select effective strategies to insure the safety of New Yorkers;

WHEREAS, to provide for continued GIS services to the City and to enable the further development of the Citywide GIS Utility and Program, the City of New York issued a Project Definition (PD) in accordance with the provisions of the State of New York's GIS System Integration Backdrop Contract;

WHEREAS, in response to said solicitation, Contractor submitted a Project Mini-Bid Proposal ("Proposal") dated January 21, 2002, a copy of which is included herein as Exhibit "4";

WHEREAS, the City has determined that the Contractor's Proposal meets City needs for GIS services in that their response was determined to be the most advantageous to the City;

WHEREAS, at the conclusion of the evaluation of the proposals received in response to the City's PD solicitation the City has decided to award an agreement to Plangraphics,

NOW THEREFORE, the parties hereto agree to the Contract as follows:

Article I.                 SUBJECT MATTER OF AGREEMENT

The Contractor shall provide the City with System Integration and Implementation Services For The Citywide Geographic Information Systems Utility as further defined in PD, which is made part of this Agreement as Exhibit "2".

Article II.                TERM OF AGREEMENT

The term of this Agreement shall commence upon notice to proceed following registration by the Comptroller and conclude three (3) years thereafter, with the option to extend for two (2) additional one (1) year periods at the City's sole discretion.

Article III.               PRICE PAYMENT TERMS

A.   Pricing

The City shall pay Contractor pursuant to the terms and conditions of this Agreement, a total not-to-exceed amount of $15,439,900.00, based on Fixed Cap Hourly Rates for consultant's job titles/levels of expertise as specified in the Contractor's Proposal, which is made part of this Agreement as Exhibit "4".

The City reserves the right to spend less than the total not-to-exceed amount of $15,439,900.00 specified in this Agreement.

The total not-to-exceed dollar amount represents the maximum spending "cap" associated with this contract action, and is not a guarantee that this or any sum has been committed to by the City. No fees will be paid and/or assured by the City beyond the costs associated with approved task orders released against this Agreement; all of which shall be subject to the terms of this Agreement

B. The Contractor shall submit invoices on a monthly basis. Each of the monthly invoices shall be billed by the actual hours expended during that period on project activities and the invoice submitted reflects the total number of hours per consultant multiplied by that consultant's job title/level of expertise hourly rate, and shall be supported by time sheets of the individuals performing work during the monthly period. All invoices shall list the number of hours per resource expended and the hourly rate charged.

As stated in the Contractor's Proposal, there shall be no separate reimbursements for benefits, profit, overhead, administrative costs, travel and all other expenses in connection with the services as required hereunder.

Article IV.                INCORPORATION

During the contract term, conflicts between the various documents [including the Back-Drop Contract, Mini-Bid Project Definitions, Contractor's Proposal, and any negotiated statement of work between Contractor and the City] shall be resolved in the following order of precedence:

     Exhibit 1:        Appendix A - Standard Clause for NYS Contracts
     Exhibit 2:        Project Mini-Bid Project Definition
     Exhibit 3:        RFP# S960275-E (Contract Document, including Appendix B)
     Exhibit 4:        Contractor's Project Mini-Bid Proposal
     Exhibit 5:        RFP# S960275-E, Contractor's Back-Drop Contract Proposal

The documents referenced above constitutes the entire Agreement between the parties thereto and no statement, promise condition, understanding, inducement ore representation, oral or written, expressed or implied, which is not contained herein shall be binding or valid and these contracts shall not be changed, modified or altered in any manner except by an instrument in writing executed by both parties hereto.

Article V.                 TASK LEVEL DOCUMENTATION

The contractor shall develop under the supervision of the Department of Information Technology and Telecommunication's (DOITT) Citywide GIS Utility and Program detailed descriptions of all tasks to be performed by the contractor during the three to five year term of the contract.

Task descriptions shall contain the following components:

     1.   Task Description: A short description of the task and task title.
     2. Description of Task's Relationship To Building of the GIS Utility: A description of how the task relates to other tasks and how it also relates to the building of the overall GIS Utility.
     3. Task Objectives and Deliverables: A description of task objectives and the specific deliverables associated with the task. Acceptance testing requirements will be specified.
     4. Task Quality and Technical Standards: Quality and technical standards that tasks deliverables are required to meet.
     5. Benefits Expected To Be Realize Through Completion of the Task: A concise cost benefit analysis that relates expected benefits of using the deliverable to the cost of creating it.
     6. Task Steps, Step Descriptions, Expected Step Durations, Expected Step Hours, Expected Step Costs: A spreadsheet that lays out the various task steps with their cost and duration metrics with a focus on consultant costs.
     7. Other Resources Necessary To Complete Task (HW, SW, Supplies, etc.): A listing of other cost components making up the deliverable or required for its development.
     8. Total Cost Estimates: The combination of item 6 and item 7 into a total task cost figure.
     9. Staff Assigned To Task Including Project Manager: Contractor's staff assigned to the task with a responsible project manager.
     10. Expected Maintenance and Support: Assessment of costs and work associated with maintaining and supporting the deliverable beyond the scope of the task order.
     11. Risks, Concerns, Issues: A description of any relevant factors concerning the task that might influence its successful development, completion and use.
     12. Task Status Log: Record of all significant events in the progress of the task including all modifications made.
     13. Task Completion Report: A final report on the task and its deliverable with any lessons learned or other considerations

It is understood that the contractor may encounter unexpected obstacles in the carrying out of a task order towards the development of a deliverable. When these obstacles delay the task and are caused by factors outside the reasonable control of the contractor, they will be duly noted in the contract task log, but the contractor will not be penalized for such delays.

It is understood that should there be a reordering of priorities by the City, some tasks may be cancelled, postponed or delayed, while other tasks substituted or accelerated. All such modifications will be duly noted in the contract task log and through the development of new task orders. When such modifications are by order of the City, the contractor will not be penalized for such changes but will receive full compensation for all work performed.
It is understood that should the City not successfully complete a task with associated deliverables due to the failure of the contractor that the contractor shall reimburse the City for all or a percentage of the task cost already paid. All such determinations and actions will be noted in the contract task log.

Article VI.                CURRENT STATUS

The GIS Utility has been able to scope out a number of tasks and deliverables it wishes to complete over the next fifteen months through June 2003. These tasks and deliverables, as they pertain to this contract, include the following:

     1.   Continue development of the GIS Utility Data Repository
     2.   Metadata dictionary
     3.   Data model
     4.   GIS Utility Intranet Website
     5.   PC Geo TCPIP Connection to GeoSupport
     6.   Data access utilities
     7. Develop other strategic GIS data and graphic layers including zip codes, landmark districts and sites, bus lines, fiber and cable infrastructure, pay public telephones, fire hydrants, etc. Develop strategic infrastructure layer identifying important and vulnerable infrastructure elements
     8. Develop/acquire a routing database for vehicle fleets, emergency vehicles and other field forces
     9. Develop a unified street name and address database for geosupport and computer aided dispatch
     10. Study data rich and strategic agency databases and incorporate key data elements into the GIS Utility for common usage.
     11. Develop specifications and franchise terms to oblige City utility companies to register their infrastructure drawings infrastructure drawings to NYCMAP.
     12. Develop a "My Neighborhood" application providing valuable information in a GIS format to the public through the City's web portal
     13. E-Gov Applications for agencies including "CapApp" an application presenting data about the City's capital projects past, present and future.
     14. Develop other agency oriented applications as appropriate and as funds allow.
     15. City agency collaborative work: Conduct needs assessment and pilot projects with/for selected City agencies to build GIS capacity and prove GIS efficacy.

Article VII.               IMPLEMENTATION OF TASK ORDER SYSTEM

Based upon the above terms, the GIS Utility will develop detailed task orders. These tasks, through the task log, will be tracked and kept up to date. As tasks are completed, a task completion report will be written to close the task out.

As additional tasks are identified or as other City agencies, with their own funding, choose to use the DOITT contract and its contractor to conduct needs assessments, develop data layers or create applications; the GIS Utility will continue to put in place Task Orders to cover this additional work.

Article VIII.              PURCHASE OF INCIDENTAL HARDWARE, SOFTWARE AND OTHER
                           EQUIPMENT

If the parties mutually agree that any Task Order requires the provision of third party products, including hardware, software or other equipment, the Contractor, shall provide such products subject to a limit of no more than ten percent (10%) of the total contract amount. Any hardware, software or other equipment purchased by the City pursuant to this Letter Agreement shall be available at prices at or below those prices provided under the OGS Contract (the "Backdrop Contracts"), and at terms and warranties at least as favorable as those terms provided under such Backdrop Contracts. The City shall be responsible for the execution of any license agreements for such third party products. Nothing herein is intended to establish an exclusive arrangement between the City and the Contractor.


Article IX.                Rights in Deliverables.

(A) As used in this Agreement, the term "Deliverables" shall mean reports, documents, templates, studies, strategies, operating models, technical architectures, designware, software objects, software programs, source code, object code, specifications, documentation, abstracts and summaries thereof, and other work product and materials which are originated and prepared for the City and delivered by Contractor (either independently or in concert with the City or third parties) during the course of Contractor's performance under this Agreement. Upon payment, the City shall have a perpetual, nontransferable, non-exclusive paid-up right and license to use, copy, modify and prepare derivative works of the Deliverables, subject to any restrictions of any third-party materials embodied in the Deliverables and disclosed to the City. The City's rights in the Deliverables shall be for purposes of the City's business and, to the extent any Deliverable contains confidential information of Contractor, shall be subject to the paragraph (B) directly below. All other intellectual property rights in the Deliverables remain in and/or are assigned to Contractor. The parties shall cooperate with each other and execute such other documents as may be reasonably deemed necessary to achieve the objectives of this paragraph.

(B) Contractor will provide the City access to its tools, methodologies, assets, construction aids that are applicable to the project and the City shall have the right to use, subject to the terms of the license, such assets during and after the project. Such assets are owned by Contractor or by third parties (collectively "Proprietary Items"). As between the City and Contractor, Proprietary Items will be deemed confidential information of Contractor. The City shall have or obtain no rights in such Proprietary Items (or in any modifications or enhancements to them) other than (i) to use them as authorized by Contractor in writing from time to time solely for purposes of performing its responsibilities hereunder, (ii) to the extent the Proprietary Items are incorporated into a Deliverable, to use them as part of the Deliverable for purposes of the City's business only, or (iii) pursuant to Contractor's standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to the City under (i) or (ii) above, they will be made available in an "AS IS" condition and without express or implied warranties of any kind; those Proprietary Items made available under (iii) above shall be subject only to applicable terms of the applicable license.


Article X.                 NON-FUNDING CLAUSE

Each payment obligation of the City created by this Agreement, or any Exhibit attached hereto is conditioned upon the availability of City funds, which are appropriated or allocated for the payment of such an obligation.


Article XI.                CHANGE ORDER PROVISIONS

This Agreement may be modified in writing by the parties from time to time to provide for the provisions of the performance of services and/or work (hereinafter singly and collectively referred to as "Extra Work") in addition to those presently stated or implied to be provided and/or performed pursuant to the terms and conditions of this Agreement, or for the omission of services or work previously provided for, in order to carry out and complete more fully and perfectly this Agreement. Plangraphics and City understand and agree that in no event shall the cost of any Extra Work have the effect of increasing the total amount payable by City to Plangraphics pursuant to this Agreement by an amount in excess of Ten Per Cent (10%) of the maximum amount first set forth in Article III of this Agreement, unless such additional cost is authorized by any governmental body or bodies of The City of New York authorized to approve City's expenditure of monies. An order for Extra Work shall designate the method for timely payment therefor, and shall be valid only if issued in writing and signed by DoITT.

Article XII.               PROJECT MANAGEMENT

All notices required or permitted under this Agreement shall be in writing and shall be given, made or served by mailing the same by Registered or Certified Mail, Return Receipt Requested, or U.S. Mail, or delivered by hand delivery, to:

Plangraphics, Inc., 112 East Main Street, Frankfort, Ky, 40601, Attn: Mr. Gary Reed, Chief Operating Officer, e-mail: garyreed@plangraphics.com, Tel:
1-800-788-2008 with copies to: Plangraphics, Inc. 1300 Spring Street - Suite 210, Silver Spring, MD 20910, Attn: Mr. Richard Goodden, Vice President, Eastern Region, e-mail: rgoodden@plangraphics.com, Tel: 1-301-588-8535 and Plangraphics, DoITT, 59 Maiden Lane, 33rd Floor, New York, NY 10038, Attn: Mr. Jim Hall, Project Manager, e-mail: jhall@plangraphics.com.

Department of Information Technology and Telecommunications, 11 Metrotech Center, 5th Floor, Brooklyn, NY 11201, Attn: Mr. Joseph Maltese, Assistant Commissioner/ACCO, or at such other address(es) as such parties shall, from time to time designate by notice given to the other as hereinabove provided.

Article XIII.              TAXPAYER AFFIRMATION

Contractor affirms that Contractor is not in arrears to the City of New York upon debt or contract, or taxes, and is not a defaulter as surety or otherwise, upon obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the Contractor to receive public contracts except:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                   END OF PAGE

                                       IN WITNESS, the parties hereto have
                                       executed this Agreement on the date first written above.

                                       THE CITY OF NEW YORK
                                       Department of Information
                                       Technology and Telecommunications



                                       By:___________________________


                                       Title:________________________


                                       Date:_________________________



Plangraphics, Inc.

By:___________________________


Title:________________________


Date:_________________________


EIN:__________________________


Approved as to Form
Certified as to Legal Authority


______________________________
Acting Corporation Counsel

Dated:________________________

                     ACKNOWLEDGMENT BY THE CITY OF NEW YORK

STATE OF New York    )
                           ) SS.:
COUNTY OF New York   )

ON THE ___ DAY OF _______________, 2002__ BEFORE ME PERSONALLY CAME _________________________ TO ME KNOWN AND KNOWN TO ME TO BE THE
_________________________ OF THE DEPARTMENT OF INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS OF THE CITY OF NEW YORK, THE PERSON DESCRIBED AS SUCH IN AND WHO AS SUCH EXECUTED THE FOREGOING AGREEMENT AS _______________________ FOR THE PURPOSES THEREIN MENTIONED.


__________________________________________
NOTARY PUBLIC OR COMMISSIONER OF DEEDS

      ====================================================================

                          ACKNOWLEDGMENT BY CORPORATION

STATE OF              )
                      ) SS.:
COUNTY OF             )

ON THE ___ DAY OF ______________, 2002__ BEFORE ME PERSONALLY CAME ________________________ WHO BEING DULY SWORN, DID DEPOSE AND SAY THAT (S)HE RESIDES IN THE CITY OF __________________, STATE OF ___________________, THAT
(S)HE IS THE ____________________ OF ___________________, THE CORPORATION
DESCRIBED IN AND WHICH EXECUTED THE FOREGOING AGREEMENT; THAT (S)HE KNOWS THE SEAL OF SAID CORPORATION; THAT THE SEAL AFFIXED TO THE SAID INSTRUMENT IS SUCH CORPORATE SEAL; THAT IT WAS SO AFFIXED BY ORDER OF THE BOARD OF DIRECTORS OF SAID CORPORATION; AND THAT (S)HE SIGNED HIS NAME THERETO BY LIKE ORDER.


__________________________________________
NOTARY PUBLIC OR COMMISSIONER OF DEEDS

                           Plangraphics, Incorporated
                         Contract Number CTC20030009095

                                LETTER AGREEMENT

The purpose of the letter agreement is to clarify Article II, Term of Agreement, for the above-specified Contract.

The initial Article II. TERM OF AGREEMENT currently reads as follows:

The term of this Agreement shall commence upon notice to proceed following registration by the Comptroller and conclude three (3) years thereafter, with the option to extend for two (2) additional one (1) year periods at the City's sole discretion.

This article shall be clarified to read:

The term of this Agreement shall commence upon notice to proceed following registration by the Comptroller and conclude three (3) years thereafter, with the option to RENEW for two (2) additional one (1) year periods at the City's sole discretion. The renewals may not be permissible if the State's contract with Plangraphics lapses.

IN WITNESS, the parties hereto have executed this Letter Agreement on the date first written below:

                                         THE CITY OF NEW YORK
                                         Department of Information Technology
                                                       and Telecommunications

                                           By: ____________________________

                                           Title: _________________________

                                           Date: __________________________


Plangraphics, Inc.


By: John C. Antenucci
---------------------

Title: President & CEO

Date: Nov. 25, 2002

EIN: 61-095 4403